Alcon Inc.
Long Term Incentive Plan
Adopted on April 9, 2019 Amended on February 4, 2020

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Alcon Inc.
Long Term Incentive Plan

i

Alcon Inc.
Long Term Incentive Plan

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Alcon Inc.
Long Term Incentive Plan

1Definitions and Interpretation
1.1    Definitions
In this Plan, unless the context otherwise requires, the following words and expressions shall have the following meanings:

Applicable Law
all applicable laws, rules, regulations and requirements, including, but not limited to, the rules and regulations of any stock exchange or quotation system on which the Shares are listed or quoted, and the applicable laws, rules and regulations of any other country or jurisdiction where Awards are, or will be, granted under the Plan or Participants reside or provide services to the Company, as such laws, rules, and regulations shall be in effect from time to time.

Articles	the Articles of Incorporation of the Company as amended from time to time.
Award
an award under the Plan (which may be an award of Performance Stock Units, Restricted Stock Units, Restricted Stock, Stock Appreciation Rights, Stock Options or such other form of award referable to the Company’s equity as the Board may determine).

Award Agreement	a written or electronic agreement evidencing an Award issued in accordance with Rule 4.5 in such form as the Board may determine.
Board	the Company’s Board of Directors or, to the extent permitted by Applicable Law, the Board’s delegate(s).
Cashless Exercise
a cashless exercise program enabling a Participant to exercise a Stock Option without making a cash payment. The program may include, without limitation, authorising the sale on the Participant’s behalf (after exercise of a Stock Option) of such number of Shares as will be required to cover the aggregate Exercise Price and/or Taxation.

Cause
(i) the Participant’s conviction or plea of nolo contendere to a felony; (ii) gross misconduct on the Participant’s part which results, or is intended to result, in material damage to the Company’s business or reputation; or (iii) repeated material failure by the Participant to perform his or her job duties (other than while on vacation, approved leave of absence or due to medical or similar reasons), which failure is willful and deliberate on the Participant’s part and which results, or is intended to result, in material damage to the Company’s business or reputation. The Board, by majority vote (or, to the extent permitted by Applicable Law, the Board’s delegate(s)), shall make the determination of whether Cause exists, after providing the Participant with notice of the reasons the Board believes Cause may exist, and after giving the Participant 60 days to respond to the allegations that Cause exists.

Alcon Inc.
Long Term Incentive Plan

Change of Control	any of the following:

(a) any person or group of persons who are acting together purchase or otherwise become the beneficial owner or has the right to acquire such beneficial ownership (whether or not such right is exercisable immediately or subject to passage of time or other conditions) of voting securities representing more than 50% of the combined voting power of all outstanding securities of the Company;

(b) the merger or consolidation of the Company with or into another corporation as a result of which less than 50% of the outstanding voting securities of the surviving or resulting entity are or will be owned by the former shareholders of the Company; or

(c) the sale of all or substantially all of the Company’s business and/ or assets to a person or entity which is not a subsidiary of the Company.
provided that an Internal Reorganisation shall not be a Change of Control.
Code of Conduct	the Code of Conduct adopted by the Company which describes the fundamental principles concerning ethical business conduct as amended from time to time.
Company	Alcon Inc. or any of its subsidiaries, as applicable.
Compensation Ordinance
the ordinance of the Swiss Federal Council against excessive compensation in listed companies (in German “Verordnung gegen übermässige Vergütungen bei börsenkotierten Aktiengesellschaften”) or later equivalent implementing legislation.

Competitor
any company or other organisation that is, from time to time, part of the Company’s comparator peer group of peer companies in the Medical Device, Life Sciences and Med Tech industry, as determined by the Board from time to time.

Dealing Day	a day on which the Swiss Exchange (SIX) or the New York Stock Exchange (NYSE) in the US on which Shares are listed, is open for business.
Dealing Restrictions
restrictions on the dealing in Shares or the grant of Awards imposed by any Applicable Law or code of practice (including the Company’s Global Insider Trading Policy, as amended or replaced from time to time) or otherwise.

Disability
the Participant is permanently incapable of performing his duties and responsibilities due to illness or accident, in accordance with Applicable Law, or in the absence of such Applicable Law, based on reasonable and customary evidence of such status of the Participant as determined by the Board.

Dividend Equivalents	a right to cash or Shares as described in Rule 9.

Alcon Inc.
Long Term Incentive Plan

Eligible Employee	any employee or group of employees of the Company or any director, including, but not limited to members of the Executive Committee and key executives, as the Board shall determine.
Employer	the Company or a subsidiary of the Company under which the Eligible Employee or Participant is or was employed.
Employment	the employment of an Eligible Employee or a Participant as an employee or director by the Company.
Exercise Date	the date that a Stock Option is exercised.
Exercise Price	the price at which a Share under a Stock Option may be acquired. The Exercise Price is determined on the Grant Date and typically equals the Fair Market Value on the Grant Date.
Fair Market Value	in relation to a Share on the determination date

(a) if the Shares are admitted to trading on the Swiss Exchange (SIX) an amount equal to the closing price on the Dealing Day (or if there is no such price on that day the last preceding Dealing Day for which such closing price is available);

(b) if the Shares are listed on a national securities exchange in the US an amount equal to the closing price on the exchange on which the Share is listed on the Dealing Day (or if there is no such price on that day the last preceding Dealing Day for which such closing price is available); or

(c) if the Shares are not admitted to trading on the Swiss Exchange (SIX) or listed on a national securities exchange in the US, then such value as is determined by the Board in good faith on such basis as it deems appropriate and applied consistently with respect to Participants.

Notwithstanding the foregoing, if the Shares are listed on both the Swiss Exchange (SIX) and on a national securities exchange in the US, Fair Market Value shall be determined as required by Applicable Law or as the Board determines to obtain intended favourable tax treatment for Awards.

Alcon Inc.
Long Term Incentive Plan

Good Reason
For purposes of this Plan, “Good Reason” means the occurrence of one or more of the following through a single action or series of actions (and for purposes of the Plan and any Award, continued employment by a Participant shall not be deemed for any purpose to be a waiver by the Participant of any of his or her rights under the Plan or any Award Agreement (including without limitation with respect to any rights of the Participant triggered by a resignation pursuant to this definition of Good Reason nor an implied consent of the Participant to any of the following)): (i) a reduction of the Participant’s duties, authority or responsibilities, relative to such duties, authority or responsibilities in effect immediately prior to such reduction (including, without limitation, (A) a reduction in such duties, authority or responsibilities in connection with a Change in Control in which the Company becomes part of a larger entity or group of companies and the Participant’s pre-reduction duties, authority or responsibilities do not thereafter extend to such larger entity or group; (B) a change in the Participant’s reporting duties made on account of or in connection with a Change in Control which effect a reduction in the Participant’s duties, authority or responsibilities, or (C) assignment to the Participant of duties or responsibilities inconsistent in any respect with the duties or position of the Participant immediately prior to such assignment); (ii) a reduction in the Participant’s base salary, target bonus or target long-term incentives; (iii) a reduction in the overall level of employee benefits provided to the Participant; (iv) a material change in the geographic location of the Participant’s primary work facility or location; provided, that a relocation of less than twenty-five (25) miles from the Participant’s then-present work location will not be considered a material change in geographic location; (v) a breach by the Company of any material provision of any agreement between the Participant and Company; or (vi) a failure of a surviving entity or successor entity in a Change in Control to assume in writing any material agreement to which the Participant is a party and to assume in writing the Company’s obligations pursuant the Plan and any outstanding Award Agreements.

Grant Date	the date on which the Board makes the determination granting such Award, or such later date as is determined by the Board, as set forth in the Grant Notice.
Grant Notice	a notification (either electronically or in hard copy) of an Award grant provided to a Participant in accordance with the Rules.
Internal Reorganization	any event, offer, scheme, share purchase, merger or arrangement whereby:
(a) a Change of Control occurs; and

Alcon Inc.
Long Term Incentive Plan

(b) immediately afterwards the share capital of the company then controlling (whether directly or indirectly) the Company is owned substantially by the same persons who were shareholders of the Company immediately prior to such event, scheme or arrangement in substantially the same proportions.

Participant	an Eligible Employee who is selected by the Board to participate in the Plan.
Performance Condition(s)
the condition(s) (whether performance, time based or otherwise) as the Board determines from time to time. As determined by the Board, the “Performance Condition(s)” applicable to an Award may provide for a targeted level or levels of achievement using, but not limited to, one or more of the following measures, which may utilize any adjustments established on the Grant Date: (a) EBIT, (b) EBITDA, (c) earnings per share, (d) net income, (e) operating cash flow, (f) return on assets, (g) return on equity, (h) return on sales, (i) revenue, (j) shareholder return, (k) orders or net orders, (l) expenses, (m) cost of goods sold, (n) profit/loss or profit margin, (o) working capital, (p) operating income, (q) cash flow, (r) market share, (s) return on capital, (t) economic value add, (u) share price of the Company’s Shares, (v) price/earning ratio, (w) debt or debt-to-equity ratio, (x) accounts receivable, (y) cash, (z) write-off, (aa) assets, (bb) liquidity, (cc) operations, (dd) intellectual property (e.g., patents), (ee) product development, (ff) regulatory activities, (gg) manufacturing, production or inventory, (hh) mergers, acquisitions or divestitures, (ii) financings, (jj) days sales outstanding, (kk) backlog, (ll) deferred revenue, and (mm) employee headcount.

Performance Stock Unit
or “PSU” means a right to receive Shares or cash under the Plan (but subject to Rule 5.10 (Cash and Share Alternatives)) contingent upon satisfaction of Performance Conditions based on Company or individual performance metrics as the Board shall determine.

Performance Period	the period over which the satisfaction of Performance Condition(s) is assessed, as determined by the Board.
Plan	the Alcon Inc. Long Term Incentive Plan as set forth herein, as may be amended and in effect from time to time.
Restricted Stock	an award of Shares subject to restrictions in accordance with the Plan.
Restricted Stock Unit	or “RSU” means a right to receive Shares or cash under the Plan (but subject to Rule 5.10 (Cash and Share Alternatives)).
Retirement
“Retirement” means the Termination of Employment after having attained age 55 or older and having completed at least 10 years of Service provided that if required by Applicable Law, an alternative definition may be used.

Rules	the rules of the Plan (including all Schedules) as set forth in the Plan.

Alcon Inc.
Long Term Incentive Plan

Schedule	a schedule to the Plan.
Service
the period of continuous employment with the Company ending with the relevant Termination of Employment for the purposes of the Plan. The Board may further determine that prior periods of Employment with the Company and/ or periods of employment with entities outside the Company (but which are subsequently acquired by the Company) may be taken into account.

Share	or “Stock” means an ordinary share of the Company.
Stock Appreciation Rights
or “SAR” means an award under the Plan, the future value of which is based on the increase in the value of Shares (from the base value set by the Board at the time an Award is made) which notionally comprises each SAR from the relevant Grant Date.

Stock Option	a stock option granted to an Eligible Employee under this Plan
Termination of Employment
occurs, for the purposes of the Plan, when a Participant ceases Employment with the Company. For the avoidance of doubt, “Termination of Employment” for purposes of the Plan will be deemed to occur as of the date when a Participant is no longer actively providing services as an employee (except, in certain circumstances, at the sole discretion of the Company, to the extent the Participant is on an approved leave of absence) and will not be extended by any notice period or “garden leave” that may be required contractually or under applicable law, unless otherwise determined by the Company in its sole discretion. The Company shall have the exclusive discretion to determine when the Participant is no longer providing services and the date of Termination of Employment for purposes of the Plan.

Termination of Employment due to a Change in Control	see Rule 8.1.
Vesting	“Vest”, or “Vested” means:
(a) in the case of Performance Stock Units and Restricted Stock Units, a Participant being entitled to receive Shares or cash;
(b) in the case of Restricted Stock, certain restrictions applicable to the Award ceasing to apply;
(c) in the case of Stock Options, a Participant being entitled to exercise his Stock Options and acquire Shares; and
(d) in the case of SARs, a Participant being entitled to receive a cash sum or a number of Shares based on the growth in value of the notional Shares comprising the Award.
Vesting Date	the date an Award Vests as determined by the Board and set forth in the Grant Notice and/or Award Agreement.

Alcon Inc.
Long Term Incentive Plan

1.2    Interpretation
In these Rules, except insofar as the context otherwise requires:

(a)	words denoting the singular shall include the plural and vice versa;

(b)	words importing a gender shall include every gender;

(c)	references to a person shall include bodies corporate and unincorporated and any successors or assignees;

(d)
reference to any enactment or statutory provision shall be construed to include a reference to that enactment or provision as from time to time amended, re-enacted or replaced and shall include any subordinate legislation made under the enactment;

(e)	headings are provided for reference only and shall not be considered as part of this Plan; and

(f)	a reference to writing or written form shall include any legible format capable of being reproduced on paper, irrespective of the medium used.
Each provision in these Rules is entirely separate and independent from the other provisions. If any provision is found to be invalid, it shall be deemed never to have been part of these Rules and this shall not affect the validity or enforceability of any of the remaining provisions of this Plan.
2Purpose of the Plan
The Company has adopted this Plan as part of the discretionary long-term variable compensation for selected employees of the Company.
The purpose of the Plan is to provide an increased incentive for Eligible Employees to make significant and extraordinary contributions to the long-term performance and growth of the Company, enhancing the value of the Shares for the benefit of the Company’s shareholders and increasing the Company’s ability to attract and retain individuals of exceptional skill.
These Rules set out the terms upon which the Plan is operated and are the terms of the contract relating to an Award between the Company and the Participant who is granted such Award by the Board at its sole discretion.
Where an Award is made to an Eligible Employee who is resident in or otherwise subject to a particular jurisdiction or employee group covered by a Schedule to these Rules or where an Award is designated as a particular Award type covered by a Schedule to these Rules, the provisions of the relevant Schedule modify the Rules.
3Shares Subject to the Plan
3.1    Shares Subject to the Plan
Subject to the provisions of Section 8 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is 20,000,000 Shares. The Shares may be authorized, but unissued, or Shares reacquired by the Company. Notwithstanding the foregoing, subject to the provisions of Section 8 below, in no event shall the maximum aggregate number of Shares that may be issued under the Plan exceed the number set forth

Alcon Inc.
Long Term Incentive Plan

in this Section 3 plus, to the extent allowable under Applicable Law, any Shares that again become available for issuance pursuant to lapsed awards as set forth below.

Alcon Inc.
Long Term Incentive Plan

3.2    Lapsed Awards
To the extent an Award should expire or be forfeited or become unexercisable for any reason without having been exercised in full, the unissued Shares that were subject thereto shall, unless the Plan shall have been terminated, continue to be available under the Plan for issuance pursuant to future Awards. In addition, any Shares which are retained by the Company upon exercise of an Award to satisfy the exercise or purchase price for such Award or any withholding taxes due with respect to such Award shall be treated as not issued and shall continue to be available under the Plan for issuance pursuant to future Awards. Shares issued under the Plan and that are later forfeited to the Company due to the failure to vest or that are reacquired by the Company at the original purchase price paid to the Company for the Shares (including, without limitation, upon forfeiture to or repurchase by the Company in connection with a Participant’s Termination of Employment) shall again be available for future grant under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan.
4Granting of Awards
4.1    Selection of Participants
The Board may, at its discretion, grant Awards to any Eligible Employees in accordance with and subject to the Rules.
4.2    Timing of Awards
Awards may be granted at any time the Board considers appropriate. However, no Award may be granted at any time an Eligible Employee is prohibited from being granted an Award under any Dealing Restrictions under Applicable Law.
4.3    Form of Awards
Awards made under the Plan may at the discretion of the Board be in the form of Performance Stock Units, Restricted Stock, Restricted Stock Units, SARs, Stock Options or any other form of Award.
4.4    Decisions Relating to Awards
The Board shall determine the following in respect of any Award (whether Performance Stock Units, Restricted Stock, Restricted Stock Units, SARs, Stock Options or other form of Award):

(a)	the type of Award to be granted;

(b)	where relevant, whether the Award is in respect of Shares or cash;

(c)	if the Award is a SAR, the base value from which the growth in value is to be measured;

(d)	if the Award is a Stock Option, the details of when the Stock Option may be exercised, the Exercise Price and whether or not the Participant will be entitled to a Cashless Exercise;

(e)	the form of Award Agreement and the terms and conditions of any such Award;

Alcon Inc.
Long Term Incentive Plan

(f)	based on the Fair Market Value on the Grant Date, the minimum, target and maximum number of Shares to be subject or linked to the Award;

(g)	the Vesting Date or Vesting Dates;

(h)	whether the Award is subject to Performance Conditions and, if so, the terms of such Performance Conditions (including the applicable Performance Period);

(i)	whether the Award (or Shares or other rights comprising the Award) is subject to any holding or blocking period and if so the terms of any such period;

(j)	whether or not the Award will carry Dividend Equivalents and, if so, the form of such Dividend Equivalents;

(k)	whether the Participant is required to sell or surrender sufficient Shares to cover Taxation; and

(l)	which, if any, Schedules to the Plan will apply to the Award.
The Board will also have the authority to make all other determinations deemed necessary or advisable for administering the Plan.
4.5    Grant Procedure and Award Documentation
Each Award shall be granted by resolution of the Board. The Board may at any time delegate the power to approve grants made under the Plan to any one or more persons including but not restricted to, a sub-committee of the Board for such period and on such conditions as the Board may determine.
Each Participant shall receive a Grant Notice in such form as the Board shall determine from time to time.
The Board may determine in relation to any Award that the Participant shall be required to execute or accept an Award Agreement to confirm the Participant’s acceptance or acknowledgement of the grant made to him. If a Participant is so required, the Board will also determine the time within which the Participant must provide such acceptance or acknowledgement. If a Participant does not return the Award Agreement by the expiration of such time period, his Award shall be treated as renounced for the purpose of this Plan, unless the Board determines otherwise.
Alternatively, the Board may determine that a Participant who receives an Award is deemed (as of the time of receipt) to have agreed to the Rules (including applicable Schedules) and the terms set out in the Grant Notice. If this is the case, a Participant may reject his Award within the timeframe stipulated in the Grant Notice, if any. If a Participant does so reject his Award, then immediately on such rejection that Award shall be forfeited.
4.6    Determining the Number of Shares subject to an Award
To determine the minimum target and maximum number of Shares subject to or linked to an Award, the Board shall:
(a)    divide the relevant percentage of salary (as determined by the Board) expressed as a cash sum by the Fair Market Value at the Grant Date and then, where necessary, round down to the nearest whole Share; or

Alcon Inc.
Long Term Incentive Plan

(b)    apply such other method as the Board may determine in its sole discretion from time to time.
5Vesting of Awards
5.1    General
Unless specified otherwise by the Board at its sole discretion, all Awards granted under the Plan will be subject to a Vesting Period and may be subject to the satisfaction of one or more Performance Conditions.
The Vesting of an Award is subject to any Rules or Applicable Law that may require otherwise, including Rule 5.4 (Dealing Restrictions), Rule 6 (Forfeiture of Awards) and Rule 10.4 (Clawback).
The Board shall determine the number of Shares, Stock Options or amount of cash or Shares in respect of a SAR comprising an Award that shall Vest on any particular day or days.
5.2    Normal Vesting
To the extent that none of the exceptions set forth in the Rules apply, Shares and/or cash subject to an Award shall Vest on the applicable Vesting Date(s).
5.3    Vesting at End of Performance Period
An Award that is subject to Performance Conditions will only Vest on the applicable Vesting Date(s) to the extent that the applicable Performance Conditions are satisfied, as determined by the Board as soon as practicable after the end of the Performance Period.
5.4    Dealing Restrictions
If a Dealing Restriction would prevent the Participant from acquiring and/ or selling Shares, the acquisition and/or sale date shall be the date that the relevant Dealing Restriction is lifted.
If the transfer of Shares or payment of cash or Shares in the case of SARs on or following Vesting is prevented by a Dealing Restriction, the period for such transfer or payment shall start from the first date on which it is no longer so prevented.
Shares received by a Participant on or following Vesting may be subject to Dealing Restrictions. Subject to any such restrictions, a Participant may sell (or may be required to sell) a sufficient number of such Shares to cover Taxation (as defined in Rule 10.6 “Tax, Social Security and Other Charges”).
5.5    Fractional Entitlements
Where the Participant’s entitlement for any reason includes fractional Shares or fractional notional Shares in the case of SARs, the number of fractional Shares shall be aggregated as at the Vesting Date and rounded down to the nearest whole Share, unless the Board determines otherwise.

Alcon Inc.
Long Term Incentive Plan

5.6    Settlement of Restricted Stock Units
Unless otherwise provided by the Board and specified in an Award Agreement, and to the extent permitted by Applicable Law, as soon as practicable following the earlier of (i) the normally scheduled Vesting Date(s) or (ii) a Termination of Employment (but only to the extent the Award vests due to one of the “Special Termination Reasons” in Rule 7 of the Plan or otherwise) and in no event later than 60 days following the applicable event, the Company shall transfer the number of Shares (or pay or procure to be paid a cash sum if the Board has determined that the RSUs will be settled in cash) in respect of which the Award has Vested to the Participant.
5.7    Settlement of Performance Stock Units
Unless otherwise provided by the Board and specified in an Award Agreement, and to the extent permitted by Applicable Law, notwithstanding a Termination of Employment that is due to one of the “Special Termination Reasons” in Rule 7 of the Plan or any other event that results in Vesting, as soon as practicable following the earlier of (i) a Termination of Employment due to death or Disability, (ii) the end of the Performance Period that is specified in the Award Agreement, or (iii) (except for Awards granted prior to November 14, 2019) a Termination of Employment due to a Change in Control, and in each case, in no event later than 60 days following the applicable event, the Company shall transfer the number of Shares (or pay or procure to be paid a cash sum if the Board has determined that the PSUs will be settled in cash) in respect of which the Award has Vested to the Participant.
5.8    Consequences of Vesting – Restricted Stock
On Vesting the restrictions applicable to the relevant Restricted Stock under the Plan shall cease to apply to the extent such Restricted Stock Vests.
5.9    Consequences of Vesting – Stock Options
5.9.1    General
On Vesting the restrictions applicable to the relevant Stock Options under the Plan shall cease to apply and the Participant may exercise his right to acquire Shares; provided that no option shall be exercisable more than 7 years from the Grant Date. The term of the Stock Option shall be the term stated in the Award Agreement.
A Participant may exercise his Stock Options by paying the Exercise Price and execute or accept an exercise notice in the appropriate form as determined by the Board.
As soon as practicable following the Exercise Date the Company shall transfer the number of Shares (or pay or procure to be paid a cash sum if the Board has determined that the Stock Option is to be settled in cash) equal to the number of Shares in respect of which the Stock Option has been exercised to the Participant.
5.9.2    Cashless Exercise
The Board may establish a Cashless Exercise program to enable a Participant to provide funds to pay the Exercise Price. Such arrangements may include, without limitation, authorising the sale on the Participant’s behalf (after exercise of a Stock Option) of such number of Shares as will be required, net of selling costs and/or withholding Shares, to cover the aggregate Exercise Price and/or Taxation.

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Long Term Incentive Plan

Where a sale is made on the Participant’s behalf, any excess of sale proceeds over and above the aggregate Exercise Price and/ or Taxation shall be refunded to the Participant promptly and in any event within 30 days of the sale.
5.10    Consequences of Vesting – SARs
As soon as practicable following the Vesting Date the Company or the Participant’s Employer shall pay to the Participant a sum equal to growth in the Fair Market Value as determined by the Board (or a number of Shares equivalent to the value of the growth in the Fair Market Value if the Board has determined that the SARs are to be settled in Shares) of the number of vested notional Shares comprising each SAR on the relevant Vesting Date.
5.11    Cash and Share Alternatives
The Board may decide to satisfy an Award (including any Dividend Equivalents) by:

(a)
paying or procuring to be paid to the Participant a cash sum equal to the Fair Market Value (as determined by the Board or its delegates) of the number of Shares that would otherwise have been transferred to the Participant with respect to the Vesting or Exercise of that Award; or

(b)	in the case of SARs delivering to the Participant Shares with a value equal to the cash sum that would otherwise have been paid to the Participant following the Vesting of that Award.
6Forfeiture of Awards
Subject to Board determination otherwise, in particular - but not exclusively - according to Rule 10.4, Awards are forfeited on the earlier of:

(a)	failure to satisfy the Performance Conditions to the extent such Performance Conditions are not satisfied during the Performance Period; and

(b)	the occurrence of any event described in the Rules resulting in forfeiture of Awards, including under Rule 7 (Termination of Employment) and Rule 8 (Corporate Events).
7Termination of Employment
7.1    General
Upon Termination of Employment, an Award that has not Vested, or has not been exercised in the case of Stock Options, will be declared forfeited, unless the Board determines otherwise.
7.2    Special Termination Reasons
Unless otherwise provided by the Board and specified in an Award Agreement, and to the extent permitted by Applicable Law, notwithstanding Rule 7.1, if a Participant’s Employment terminates:

(a)	as a result of Retirement as set forth in Rule 7.3

(b)	as a result of Death or Disability as set forth in Rule 7.4

Alcon Inc.
Long Term Incentive Plan

(c)	as a result of other good reasons as set forth in Rule 7.5

(d)	as a result of mutual agreement as set forth in Rule 7.6

(e)	as a result of a Termination of Employment due to a Change of Control as set forth in Rule 8.1

(f)	as a result of any other reason as determined by the Board from time to time to be considered for the purposes of this Rule 7
Such Awards will Vest, or in the case of vested Stock Options and SARs remain exercisable, as set forth in the foregoing Rules and in each such case, will not be forfeited.
7.3    Termination of Employment as a Result of Retirement
Unless otherwise provided by the Board and specified in an Award Agreement, and to the extent permitted by Applicable Law, notwithstanding Rule 7.1, if a Participant’s Employment terminates as a result of Retirement then any unvested Awards held by the Participant shall Vest or in the case of Stock Options or SARs remain exercisable provided that:

(a)	the Participant executes and does not retroactively revoke a general release of claims acceptable to the Company; and

(b)	the Board and the Participant’s Employer approve the Vesting of such unvested Awards or the exercise of any Vested but unexercised Stock Options; and

(c)	all applicable non-time-based Performance Conditions have been met;

(d)	the Participant subsequently does not join a Competitor as set forth in Rule 7.7., and

(e)	the Board may provide for the number of shares that are subject to the Award to be reduced in the event that the Participant has not been employed for a certain period of time.
Unless otherwise provided by the Board and specified in an Award Agreement, if the Termination of Employment in respect of which this Rule 7.3 applies occurs on or before the first anniversary of the Grant Date, then the extent to which such Award Vests shall be prorated from the Grant Date to Termination of Employment based on the completed months of service in the Vesting or Performance Period.
7.4    Termination of Employment as a Result of Death or Disability
Unless otherwise provided by the Board and specified in an Award Agreement, notwithstanding Rule 7.1, if a Participant’s Employment terminates as a result of Death or Disability, any unvested Awards held by the Participant shall Vest and all applicable Performance Conditions shall be deemed satisfied, with any Performance Stock Units Vesting at the target amount.
7.5    Termination of Employment for Other Good Reasons
Unless otherwise provided by the Board and specified in an Award Agreement, notwithstanding Rule 7.1, if a Participant’s Employment terminates as a result of:

Alcon Inc.
Long Term Incentive Plan

(i)	involuntary Termination of Employment by the Participant’s Employer (whether or not by notice) other than for misconduct or poor performance;

(ii)	his Employer ceasing to be a subsidiary of the Company; or

(iii)	the business for which the Participant works is transferred to a person or entity who or which is not a subsidiary of the Company;
any unvested Awards held by the Participant shall Vest in respect of a proportion of the Award (corresponding to such proportion of the Performance Period as has elapsed when the Employment is terminated) on the date of such termination, provided the following conditions are met:

(a)	all applicable non-time-based Performance Conditions have been met;

(b)	the Participant subsequently does not join a Competitor as set forth in Rule 7.7;

(c)	in relation to Rule 7.5(i) the Participant executes and does not revoke a general release of claims acceptable to the Company; and

(d)
in relation to Rule 7.5(ii) or Rule 7.5(iii) the Board has not determined that that some or all of the Awards held by relevant Participants shall be exchanged in accordance with Rule 8.2 (Exchange of Awards).

7.6    Termination of Employment as a Result of Mutual Agreement
If the Termination of Employment is mutually agreed between a Participant and the Employer, the Award of such Participant may Vest at the Company’s sole discretion to the extent legally permissible according to the Rules and Applicable Law and to the extent the Participant executes and does not retroactively revoke a general release of claims acceptable to the Company.
7.7    Forfeiture of Awards on Joining a Competitor
To the extent permitted by Applicable Law, where a Participant who retains his Awards following Termination of Employment as a result of Retirement (Rule 7.3), mutual agreement (Rule 7.6) or as a result of other good reasons (Rule 7.5) becomes an employee or director or otherwise provides services to a Competitor (as listed in Appendix 1, or otherwise defined by the Board from time to time), other than as a direct result of an event within Rule 7.5(ii) or Rule 7.5(iii), then all unvested Awards and/ or unexercised Stock Options held by that Participant shall be immediately forfeited.
7.8    Leave of Absence
A Participant who is on an approved leave of absence will be deemed to remain in Employment until any date on which the Participant indicates that he will not be returning to work or otherwise leaves Employment on a permanent basis. At the time of any such notification or if the Participant otherwise terminates Employment on a permanent basis, the Participant’s Employment will be treated as having terminated and the Participant’s Award will be dealt with accordingly under the Plan.

Alcon Inc.
Long Term Incentive Plan

7.9    Assignments and Transfers
If a Participant is sent on an international assignment or is transferred to the Company or a subsidiary of the Company, this will not be considered as Termination of Employment under the Plan. The treatment of assignments and transfers is subject to the rules of the “Alcon Compensation Guidelines.”
8Corporate Events
8.1    Change of Control
To the extent no exchange of Award is or will be made under Rule 8.2 or the Awards will not otherwise be continued following a Change of Control event, the Vesting Date(s) of any unvested Award shall be accelerated and the Award shall Vest in full as a result of the occurrence of a Change of Control with any Performance Stock Units vesting at target.
Where an Award Vests early as a result of a Change of Control event, the Vesting Date shall be the date that is the date such event occurs or such earlier date or time that the Board may determine to the extent permitted by Applicable Law.
The Board may in its discretion, exclude some Participants from this Rule if they are subject to Applicable Law, which are in conflict with this treatment (e.g. members of the Executive Committee subject to the Compensation Ordinance).
Alternatively, the Board may determine that some or all Awards will be automatically exchanged under Rule 8.2 or may allow Participants to choose accelerated Vesting and/ or exchange.
If an Award is exchanged under Rule 8.2 or the Award will be continued following a Change of Control, and the Participant experiences a Termination of Employment because he or she is terminated without Cause or resigns for Good Reason, in each case, within 24 months after the consummation of such Change of Control transaction (in each such case, a “Termination of Employment due to a Change of Control”), such Award shall Vest as follows:

(a)	An Award of Restricted Stock Unit and an Award of Restricted Stock shall vest in full as of the date of such Termination of Employment.

(b)	An Award of Performance Stock Units shall vest as determined pursuant to the applicable Award Agreement for such Award.
Notwithstanding the preceding paragraph of this Rule the Board may in its discretion with no obligation to do so, allow a greater proportion of an Award to Vest.
8.2    Exchange of Awards
If an Award is exchanged, then:

(a)	the exchanged Award will be in respect of or by reference to shares in any company determined by the company offering the exchange;

(b)	the exchanged Award shall have substantially equivalent terms to those of the Award that was exchanged;

Alcon Inc.
Long Term Incentive Plan

(c)	the Board may determine that any holding or blocking periods shall continue to apply to the exchanged Award;

(d)	the exchanged Award will be subject to the Plan as it had effect in relation to the old Award immediately before the exchange;

(e)	with effect from the exchange, the Rules will apply as if references to Shares are references to shares over which the exchanged Award has been granted; and

(f)	the Rules shall apply with such other adjustments as the Board may decide.
8.3    Demerger, Variations of Share Capital and Other Corporate Events
If the Board becomes aware that the Company is or is expected to be affected by any variation of share capital, rights issue, sub-division, consolidation or reduction of share capital, demerger, distribution (other than an ordinary dividend), liquidation or other event (other than a Change of Control) which, in the opinion of the Board, could affect the current or future value of Shares, the Board may:

(a)	adjust Awards in such manner as it considers appropriate;

(b)	allow Awards (for all or some Participants) to Vest in whole or in part, subject to any Performance Condition(s) that the Board may impose; or

(c)	require some or all Awards to be exchanged under Rule 8.2.
9Shareholder Rights and Dividend Equivalents
9.1    Restricted Stock Units and SARs
A Participant holding an Award of Performance Stock Units, Restricted Stock Units or SARs shall not be entitled to vote, to receive dividends or to have any other rights of a shareholder in respect of such an Award unless and until the Shares comprising the Award are transferred to or acquired by the Participant.
At the Board’s sole discretion, a Participant may however be entitled to receive Dividend Equivalents as set out in Rule 9.4 on any unvested Award of Performance Stock Units or Restricted Stock Units. A Participant shall not be entitled to receive Dividend Equivalents on Stock Options or SARs.
9.2    Restricted Stock
A Participant holding an Award of Restricted Stock shall be entitled to vote, to receive dividends or to have any rights of a shareholder following the Grant Date, except that in the case of any unvested Shares that are subject to the Award of Restricted Stock, the Participant shall not be entitled to any dividends paid by the Company on the equivalent number of Vested Shares. Notwithstanding the foregoing, the Board may determine the holder of unvested Shares may be credited with such dividends provided that such dividends shall be paid to the Participant only if, when and to the extent such Shares Vest. The value of dividends payable with respect to any Shares that do not Vest shall be forfeited.
The Board may however determine that the Participant must agree to surrender or waive any right to vote, receive dividends or any other rights of a shareholder in respect of such Award.

Alcon Inc.
Long Term Incentive Plan

9.3    Stock Options
A Participant holding an Award of Stock Options shall not be entitled to vote, to receive dividends, Dividend Equivalents or to have any other rights of a shareholder in respect of such an Award unless and until the Stock Options are exercised and the Shares comprising the Award are transferred to or acquired by the Participant.
9.4    Dividend Equivalents
If the Board has determined under Rule 4.4(j) that an Award shall attract Dividend Equivalents, the Participant’s entitlement will be calculated as follows:

(a)
unless the Board decides otherwise, the number of Shares Vesting in relation to an Award will be increased by the number of Shares which could have been acquired by the reinvestment of dividends payable between the Grant and Vesting Date on the number of Vested Shares (at the Fair Market Value of a Share on each relevant dividend payment date) and, where necessary, rounded down to the nearest whole share;

(b)
if the Board decides that Dividend Equivalents would not be on a notional reinvestment basis as described in Rule 9.4(a), the Company (or the Participant’s Employer) shall credit to the Participant (in cash or Shares) (subject to all Taxation) an amount equal to the aggregate dividends which would have been paid on the number of Shares underlying the Award between the Grant Date and the Vesting Date; or

(c)	the Board may decide that the Dividend Equivalents may be calculated on any other basis.
Each Dividend Equivalent is a notional amount equal to the gross amount before taxes of actual dividend declared and paid on a Share
Unless otherwise determined by the Board at any time or times, a Participant is not entitled to receive Dividend Equivalents with respect to the time period between the Vesting Date and the date that the relevant Shares are transferred to or acquired by him or payment in respect of the Award is made. Any dividend equivalents credited with respect to Restricted Stock Units and Performance Stock Units shall be settled only if, when and to the extent such Restricted Stock Units and Performance Stock Units Vest and are settled. The value of amounts payable with respect to Restricted Stock Units and Performance Stock Units that do not Vest shall be forfeited.
10Participant Rights and Obligations
10.1    General
The rights and obligations of a Participant under the terms of his or her office, Employment or other contract are not affected by becoming a Participant. These Rules do not form part of, and will not be incorporated into, any contract between a Participant and the Company.
Nothing in this Plan confers any benefit, right or expectation on a person who is not an Eligible Employee or a Participant.

Alcon Inc.
Long Term Incentive Plan

10.2    No Employment Rights
Participants do not have any right to continued Employment as a result of participating in the Plan, nor are they entitled to any compensation or damages if any benefit under the Plan is reduced or cancelled as a result of applying the Rules.
The Plan is discretionary and is not part of any Employment contract with the Employer or with the Company or any other subsidiary of the Company. Neither does the Plan create any contract between the Participant and Company, nor does the Plan give rise to a claim or legal entitlement to compensation for the Participant. The Plan may be changed or cancelled by the Board in its absolute discretion. Any future Awards may therefore be changed or cancelled at any time.
The Awards are not intended to replace any pension rights or compensation and are not part of normal or expected salary or compensation for any purpose, including but not limited to calculating severance payments, if any, upon termination.
10.3    No Continued Entitlement
Selection as a Participant refers only to the participation for the one grant year and does not guarantee a right of participation in the Plan in any subsequent year even if Awards have been granted repeatedly in the past.
10.4    Clawback
Participants must adhere at all times to Applicable Law, the Articles, the Company’s organisational regulations, the Code of Conduct and all applicable Company or Employer policies, procedures and guidelines. If, in the reasonable opinion of the Board, a Participant fails to comply with any such laws, Articles, regulations, Code of Conduct, policies, procedures and/ or guidelines in all material respects then the Board may determine that:

(a)	all or any Awards (whether Vested or unvested) held by the Participant will be forfeited;

(b)	all or any of a Participant’s Shares transferred to him under the Plan following the Vesting of Awards will be forfeited and must be transferred to the Company;

(c)	the Participant must pay the Company any gross proceeds from the Participant’s the sale of some or all of the Shares transferred to him following the Vesting of Awards; and

(d)	pay to the Company some or all of the gross sums paid to him under the Plan.
10.5    Non-Transferability of Awards
Unless specifically permitted under the Plan or with the prior written consent of the Board, Awards that have not Vested or any rights in respect of any unvested Award may not be transferred, assigned or otherwise disposed of other than by will or by the laws of descent or distribution; provided, however, that nothing shall bar the transfer of an award in the event of divorce if required by applicable law. The designation of a beneficiary by a Participant will not constitute a transfer.
Except as indicated above, if unvested Awards (or any rights in respect of unvested Awards) are transferred, assigned or otherwise disposed of, they shall be forfeited immediately.

Alcon Inc.
Long Term Incentive Plan

10.6    Tax, Social Security and Other Charges
As a condition of accepting any benefit in respect of an Award, the Participant (or in the case of the Participant’s death or a permitted transferee, the person holding or exercising the Award) agrees to make such arrangements as the Company may require for the satisfaction of (and will indemnify the Company against) all taxes, social security contributions, withholding, required deductions or payments that may arise in connection with an Award and other levies for which he is responsible that arise in connection with an Award (together “Taxation”).
The Company and/ or any Employer may make such arrangements which it or they consider necessary to cover any liability to pay or account for Taxation (including selling sufficient Shares to cover such liability and accounting for the proceeds of sale to the Company or the Employer, withholding sufficient Shares to cover such liability or making deductions from any cash sum payable to the Participant). The Participant will promptly do all things necessary to facilitate any such arrangements. Vesting and the transfer of Shares to him can be delayed until he does so.
10.7    Participant to Provide Information
By accepting any benefit in respect of an Award, a Participant agrees to provide promptly any information or do any other thing reasonably required by the Board or other relevant person in relation to the Plan, an Award or Shares acquired under this Plan for the purpose of compliance by that person with its tax affairs or other legal or regulatory obligations; or facilitating the operation of the Plan.
10.8    Confidentiality
A Participant will maintain his or her participation in the Plan in confidence and will not disclose the provisions of the Plan, the Award or the amount of the Award to any person, except to his or her immediate family, tax, legal or financial advisor or to the extent legally required to do so, without prior authorization from his Employer to the extent permitted by Applicable Law.
11Board’s Powers
11.1    General
The exercise of any power or discretion, including refraining from exercise, of the Board concerning the Plan or any Award is absolute and unlimited and may be reasonably exercised at any time, subject always to the principle of good faith. When the Board exercises any of its powers or discretions in a way that will impact a Participant, the Board may (but need not) inform the relevant Participant in such manner as the Board shall determine.
Any decision of the Board in connection with the Plan, the interpretation of the Plan and any related documents and in connection with any dispute relating to the Plan will be final and binding.
11.2    Schedules to the Plan
The Board may make such amendments to the Rules as it considers necessary or desirable to take account of local tax, exchange control or securities law to operate the Plan in any jurisdictions in which Participants are situated. The Board may implement such

Alcon Inc.
Long Term Incentive Plan

amendments in the form of schedules in such a way that they create special Rules applicable to certain Eligible Employees or categories of Eligible Employees.
11.3    Change of Performance Conditions
Notwithstanding Rule 17 (Amendment and Termination of the Plan), the Board may waive or change a Performance Condition applicable to an outstanding Award if there are circumstances which cause the Board to consider that the Performance Condition or other condition has ceased to be a fair measure of performance. Any such altered Performance Condition must be, equivalent in all material respects, no easier and no more difficult to satisfy than the original Performance Condition.
12Plan Administration
The Plan shall be administered by the Board.
The Board may make and vary regulations and policies for the administration and operation of the Plan.
The Board may delegate the exercise of its powers or discretions in relation to this Plan to any one or more persons including, but not restricted to, a sub-committee of the Board for such period and on such conditions as the Board may determine in accordance with Applicable Law. In the case of such delegation, and to the extent of such delegation, references herein to the “Board’ shall refer to a delegate of the Board.
The Board may at any time appoint or engage specialist service providers for the operation and administration of the Plan.
13Company Documents
The Company may (but need not) send to any Participant any documents which the Company sends to its shareholders.
14Notices
Any notice or other communication under or in connection with the Plan or any Award may be given:

(a)
by the Company to an Eligible Employee or Participant either personally or sent to him by electronic mail or other electronic means (including the internet or the intranet) or by post addressed to the address last known to the Company (including any address supplied by the relevant Employer) or sent through the Company's internal postal service; and

(b)	to the Company, either personally or by post to the Company secretary.
Items sent by post shall be pre-paid and shall be deemed to have been received 72 hours after posting. Items sent by electronic mail or other electronic means shall be deemed to have been received at the expiration of 24 hours from when they were sent.
The Board may decide to accept notices given by Participants if received after any time stipulated for receipt.

Alcon Inc.
Long Term Incentive Plan

15Awards not Pensionable Etc.
For the avoidance of doubt, Awards under the Plan are not pensionable and do not count in relation to the calculation of benefit under programs such as life insurance, income protection or continuation, medical or such other benefits as the Board may determine.
16Data Protection
By accepting any benefit in respect of an Award, the Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of a Participant’s Personal Data (as described below) by and among, as applicable, the Company or third parties as may be selected by the Company, for the exclusive purpose of implementing, administering, and managing the Participant’s participation in the Plan. The Participant understands that refusal or withdrawal of consent will affect the Participant’s ability to participate in the Plan; without providing consent, the Participant will not be able to participate in the Plan or realize benefits (if any) from the Award.
The Participant understands that the Company and any subsidiary or affiliate or designated third parties may hold personal information about the Participant, including, but not limited to, The Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company or any subsidiary or affiliate, details of all Awards or Shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Personal Data”). The Participant understands that Personal Data may be transferred to any subsidiary or affiliate or third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Participant’s country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Participant’s country. In particular, the Company may transfer Personal Data to the broker or stock plan administrator assisting with the Plan, to its legal counsel and tax/accounting advisor, and to the subsidiary or affiliate that is the Participant’s employer and its payroll provider.
The Participant should also refer to the Company’s data privacy policy (which is available to the Participant separately and may be updated from time to time) for more information regarding the collection, use, storage, and transfer of the Participant’s Personal Data.
17Amendment and Termination of the Plan
The Board may at any time change the Plan (including amending or adding Schedules to the Plan) in any way. Changes may affect Awards already granted provided always that, unless required by Applicable Law, no such change may be made which is to the material disadvantage of a Participant without that Participant’s prior written consent. The Board shall give notice to a Participant of any material changes to a Participant’s Award. The Board may terminate the Plan at any time. Termination of the Plan will not affect existing Awards.
18Compliance with Law and Articles of Incorporation
18.1    Compliance with Law etc.
The Plan is subject to all Applicable Laws and the Articles. If such law or the Articles require, the terms of any provision of the Plan and any Award (including any outstanding Award) shall be interpreted and/ or amended and applied to the extent required to comply fully with such law or the Articles.

Alcon Inc.
Long Term Incentive Plan

18.2	Swiss law with Respect to the Compensation of Certain Executives of Listed Companies
The Plan is subject to any mandatory provisions of Swiss law pertaining to compensation of governing bodies derived from article 95 paragraph 3 of the Swiss Federal Constitution and the related implementing legislation (Compensation Ordinance). Any interpretation and/ or amendment necessary in respect of any provision of the Plan or any Award because of Applicable Law and/ or the Articles (whether currently in force or in the future) to the detriment of the Participant shall not give rise to any claims by or other rights whatsoever of the Participant. This applies if the annual general meeting of the Company does not approve the compensation of the Participant which is subject to approval under the Compensation Ordinance.
18.3    US Code Section 409A
If a Participant (other than a Participant whose benefits are provided under the United States Schedule) is subject to the United States Internal Revenue Code (“US Code”) (a “US Participant”), and if benefits under this Plan for such US Participant are not exempt from US Code Section 409A, it is intended that to the maximum extent permitted under all Applicable Law this Plan will be interpreted and administered to be exempt from, or to comply with, the requirements of US Code Section 409A as they apply to such US Participant.
19Governing Law
This Plan and all Awards granted under it shall be governed by and construed in accordance with the laws of Switzerland, under express exclusion of any provisions of conflict of laws.
The Board may resolve conclusively all questions of fact or interpretation concerning the Plan and has the authority to resolve any dispute of any kind that arises under or in connection with the Plan. In the event a dispute escalates to require resolution by a court, the dispute will exclusively be resolved by the Courts of Fribourg, Switzerland.

Alcon Inc.
Long Term Incentive Plan

Schedule 1
United States
1Application of this Schedule
When Awards under the Plan are to be granted, the Board may determine that this Schedule applies, in which case such Awards shall be subject to all the provisions of the Alcon Inc. Long Term Incentive Plan save as modified below.
Shares subject to the Awards under the Plan are intended to be registered under the United States Securities Act of 1933.

2	Consequences of Vesting – Performance Stock Units and Restricted Stock Units

2.1
To the extent permitted by the Board, Participants may elect to defer the payment of Performance Stock Units, Restricted Stock Units, and any accumulated Dividend Equivalents, to the date later than the payment date specified in the relevant Award provided that the Participant makes such a deferred election either as an initial deferral under United States Treasury Regulation Section 1.409A-2(a) or pursuant to the subsequent deferral provisions of United States Treasury Regulation Section 1.409A-2(b). The Board shall determine whether such deferral is in the form of Shares or cash. If deferrals are in Shares, unless otherwise directed by the Board, such Shares, and any accumulated Dividend Equivalents, shall be delivered from this Plan upon such deferred payment date. If deferrals are in cash, the cash proceeds of such Awards shall be transferred into the applicable non-qualified deferred compensation plan of the Participant’s Employer in the United States.

2.2    Rules 5.6 and 5.7 shall also include the following language:
“If this 60-day period crosses two calendar years, the payment shall be made in the second year.”
2.3    Rule 8.1 shall also include the following language:
“Any Awards that Vest and are subject to US Code Section 409A will be settled on the regularly scheduled Vesting dates (and in the case of PSUs, the normally scheduled post-Performance Period settlement date) to the extent necessary to avoid adverse taxation under US Code Section 409A.”
3    Corporate Events
Should the Board determine that adjustments be made to Awards under Rule 8, any such adjustments or modifications must be made in a manner which is consistent with the provisions of US Code Section 409A.
4    Code Section 409A

4.1
Notwithstanding anything under the Plan to the contrary, to the extent applicable, it is intended that the Plan as it applies to Participants shall comply with the provisions of US Code Section 409A and the Plan and all applicable Awards be construed and applied in a manner consistent with this intent. In furtherance thereof, in the case of United States participants, Termination of Employment must constitute a “separation from service” under US Code Section 409A.” In addition, any amount constituting a

Alcon Inc.
Long Term Incentive Plan

“deferral of compensation” under Treasury Regulation Section 1.409A-1(b) that is payable to a Participant upon a separation from service of the Participant (within the meaning of Treasury Regulation Section 1.409A-1(h)) (other than due to the Participant’s death), occurring while the Participant shall be a “specified employee” (within the meaning of Treasury Regulation Section 1.409A-1(i)) of the Company (as limited by Code Sections 414(b), (c), (m) and (o)), shall not be paid until the earlier of:
(a)    the date that is six months following such separation from service; or
(b)    the date of the Participant’s death following such separation from service.

4.2
Notwithstanding any provision of the Plan to the contrary, to the extent that an Award constituting a “deferral of compensation” subject to US Code Section 409A shall be deemed to be vested or restrictions lapse upon the occurrence of a Change of Control, and if such Change of Control does not constitute a “change in control event” (as defined in Treasury Regulation Section 1.409A-3(i)), then even though such Award may be deemed to be vested or restrictions lapse, payment will only be made to the extent necessary to comply with the provisions of US Code Section 409A, to the United States participant on the earliest of:

(a)	the Participant’s separation from service, the date payment otherwise would have been made pursuant to the regular payment terms of the Award; or

(b)	the Participant’s death.

Schedule 2
Alcon LTIP Plan Switzerland
1Application
When Awards under the Plan are to be granted, the Board may determine that this Schedule applies, in which case such Awards shall be subject to all the provisions of the Alcon Inc. Long Term Incentive Plan save as modified below.
2Participant’s Entitlement to Elect the Award Type
Participants who are granted a share award under this Schedule 2, will have the choice to receive such an award in the form of either:

(a)	Restricted Stock award; or

(b)	Performance Stock Unit or Restricted Stock Unit award.
The Board may determine that Awards in the form of Restricted Stock may be subject to a mandatory blocking period (“Mandatory Blocking Period”).

Alcon Inc.
Long Term Incentive Plan

Furthermore, the Board may offer Participants the opportunity to block Awards in the form of Restricted Stock after the expiry of the Mandatory Blocking Period (“Additional Blocking Period”).
The blocking choices and the terms of the blocking will be determined by the Board from time to time.
3Termination of Employment
Rule 7 of the Alcon LTIP Plan shall apply save as modified as follows:
3.1    General

(a)
If upon Termination of Employment the outstanding Restricted Stock are forfeited with immediate effect, no compensation is paid to the Participant for the loss of the Award. In the event the applicable tax authorities decline to reimburse or compensate the personal income tax paid at the time of Award in respect of the forfeited Restricted Stock, the Company will compensate such cost on such basis as the Board may determine subject to receipt of such documentary proof as the Board may reasonably require.

(b)	No compensation will be paid for the forfeiture of Performance Stock Unit awards or Restricted Stock Unit awards.
3.2    Termination of Employment – Effect on Blocking Periods

(a)
If Rules 7.3, 7.5 or 7.6 of the LTIP Plan apply, all Restricted Stock awards held by the Participant shall remain blocked until the end of the Mandatory Blocking Period and/ or, where applicable, the end of any Additional Blocking Period.

(b)	If a Participant terminates Employment as a result of his death or Disability, all Mandatory and Additional Blocking Periods shall cease to apply immediately.

(c)	No further Additional Blocking Periods shall be offered following Termination of Employment.
3.3    Modification of Definitions
With respect to Awards subject to this Schedule 2, the definitions of “Cause” and “Good Reason” in Section 1.1 of the Plan shall also include any circumstance which according to Article 337 para. 2 of the Swiss Code of Obligations renders the continuation of the employment relationship in good faith unconscionable for the party giving notice.